Exhibit 99.1

The Duckhorn Portfolio Announces an Agreement to Acquire Sonoma-Cutrer Vineyards

ST. HELENA, Calif., November 16, 2023—(BUSINESS WIRE)— The Duckhorn Portfolio, Inc. (NYSE: NAPA) (the “Company”) announced today that it has entered into a definitive agreement to acquire Sonoma-Cutrer Vineyards (“Sonoma-Cutrer”), one of the largest luxury Chardonnay wineries in the U.S., from Brown-Forman Corporation (“Brown-Forman”), for approximately $400 million to be paid in a combination of Company stock and cash.

Sonoma-Cutrer Vineyards was founded in 1973 and released its first wine in 1981. It has grown to be one of California’s best-known luxury Chardonnay brands, famous for its refined style and commitment to merging traditional and innovative winemaking techniques. Their highly acclaimed Chardonnay primarily sells at retail price points ranging from $20 to $50 per bottle. Sonoma-Cutrer owns six estate vineyards spanning 1,121 acres in both the Russian River Valley and Sonoma Coast appellations. It sells its luxury wine across the U.S. in the wholesale channel through distributors and in the Direct-to-Consumer channel.

Brown-Forman acquired Sonoma-Cutrer in 1999 and for nearly 25 years has supported the growth and development of the brand. Sonoma-Cutrer is now one of the largest luxury Chardonnay brands in the U.S. by retail sales and among the fastest growing major brands in the category.1

This acquisition will enhance The Duckhorn Portfolio as a leading luxury ($15+ per bottle) wine company in the U.S.,2 while rounding out its portfolio by significantly elevating the Company’s position within Chardonnay, the number one domestic white varietal, in which The Duckhorn Portfolio lacks a meaningful presence today. Sonoma-Cutrer’s track record of strong growth and reputation for delivering renowned wines is an excellent fit with The Duckhorn Portfolio’s own uncompromising focus on excellence in winemaking.

For the twelve-month period ended July 31, 2023 (unaudited), Sonoma-Cutrer had approximately $84 million of Net Sales. Management estimates that Sonoma-Cutrer’s adjusted EBITDA margin profile will be similar to the Company.3 In addition, management estimates annual run-rate synergies of approximately $5 million, which are expected to be realized in full starting fiscal year 2025 and expects that the transaction will be accretive to Adjusted Earnings per Share in the first full fiscal year following the closing of the deal.

“We are delighted to welcome Sonoma-Cutrer Vineyards into The Duckhorn Portfolio,” said Deirdre Mahlan, the Company’s Interim President, Chief Executive Officer and Chairperson. “Sonoma-Cutrer is an iconic, highly acclaimed winery brand with a long history of crafting exceptional wines in a timeless style and is a perfect addition to our thoughtfully curated portfolio of luxury wines. Sonoma-Cutrer is among the fastest-growing major brands in the luxury Chardonnay category. We see

[1]	Circana(IRI) Total US Food data for the 52-week period ended October 29, 2023.
[2]	Circana(IRI) Total US Food data for the 52-week period ended October 29, 2023.
[3]	Excluding expected run-rate synergies.

opportunity to further accelerate that growth and enhance operating margins of the combined business. This transaction expands our presence and visibility, diversifies our portfolio of luxury American winery brands, and dramatically increases our position in the luxury Chardonnay category.”

Lawson Whiting, President and CEO of Brown-Forman added, “We believe The Duckhorn Portfolio provides the capabilities, expertise, and focus to take the Sonoma-Cutrer wines to the next level. The Duckhorn Portfolio has some of the world’s most-respected luxury wine brands and Brown-Forman looks forward to participating in their future growth through a minority equity stake and board membership.”

Under the terms of the agreement, Brown-Forman will receive 31.5 million shares of the Company’s common stock, valued at approximately $350 million based on a 60-day volume-weighted average price as of November 1, 2023, which represents an ownership percentage of approximately 21.5% of the Company post-closing. Brown-Forman will also receive cash consideration of approximately $50 million, subject to certain adjustments.

The cash portion of the purchase price, plus transaction-related expenses, will be financed by borrowings under the Company’s existing revolving credit facility. As of closing, net leverage is expected to remain unchanged, excluding synergies.

Pursuant to the agreement, Brown-Forman will be entitled to nominate two directors to The Duckhorn Portfolio’s Board of Directors.

The transaction is anticipated to be completed in the third quarter of the Company’s fiscal year 2024, subject to regulatory approvals and customary closing conditions.

Nomura Securities International, Inc. is acting as the Company’s financial advisor and Ropes & Gray LLP is acting as the Company’s legal advisor. Brown-Forman’s financial advisor is Greenhill & Co., LLC and its legal advisor is Gibson, Dunn & Crutcher LLP.

Conference Call Details

The Company will host a conference call and webcast today with an accompanying presentation to discuss this announcement at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Investors interested in participating in the live call can dial 833-470-1428 from the U.S. and 404-975-4839 internationally, and enter confirmation code 961336. A telephone replay will be available approximately two hours after the call concludes through Wednesday, November 30, 2023 by dialing 866-813-9403 from the U.S., or 929-458-6194 from international locations, and entering confirmation code 754516. There will also be a simultaneous, live webcast available on the Company’s investor relations website at http://ir.duckhorn.com/events-and-presentations. The webcast will be archived for 30 days.

Presentation slides have also been posted to The Duckhorn Portfolio’s investor relations website ir.duckhorn.com.

About The Duckhorn Portfolio

The Duckhorn Portfolio is North America’s premier luxury wine company, with ten wineries, nine state-of-the-art winemaking facilities, seven tasting rooms and over 1,100 coveted acres of vineyards spanning 32 Estate properties. Established in 1976, when vintners Dan and Margaret Duckhorn founded Napa Valley’s Duckhorn Vineyards, today, our portfolio features some of North America’s most revered wineries, including Duckhorn Vineyards, Decoy, Paraduxx, Goldeneye, Migration, Canvasback, Calera, Kosta Browne, Greenwing and Postmark. Sourcing grapes from our own Estate vineyards and fine growers in Napa Valley, Sonoma County, Anderson Valley,

California’s North and Central coasts, Oregon and Washington State, we offer a curated and comprehensive portfolio of acclaimed luxury wines with price points ranging from $20 to $230 across more than 15 varietals and 39 appellations. Our wines are available throughout the United States, on five continents, and in more than 50 countries around the world.

About Sonoma-Cutrer Vineyards

Sonoma-Cutrer has been crafting wines since 1981 in the esteemed Russian River Valley growing region of Sonoma County, California. Our flagship wine, Russian River Ranches, was built on-premises and for over 30 years has dominated the Most Popular Chardonnay Wine & Spirits Annual Restaurant Poll. Our winemaking process, led by a female-driven team, is designed specifically to preserve the highest quality grapes, and the wines are aged in barrels made of specific French oak trees that are selected to fit the winemakers’ needs. Sonoma County is the first wine region in the world to be 99% sustainable. As a leader in this initiative, Sonoma-Cutrer prioritizes protecting the environment in all viticultural and winemaking processes. All Sonoma-Cutrer wines can be purchased at the Sonoma-Cutrer winery, as well as, through the wine club, Club Cutrer.

About Brown-Forman Corporation

For more than 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Ready-to-Drinks, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Jack Daniel’s Tennessee Apple, Gentleman Jack, Jack Daniel’s Single Barrel, Woodford Reserve, Old Forester, Coopers’ Craft, The GlenDronach, Benriach, Glenglassaugh, Slane, Herradura, el Jimador, New Mix, Korbel, Sonoma-Cutrer, Chambord, Fords Gin, Gin Mare, and Diplomático Rum. Brown-Forman’s brands are supported by approximately 5,600 employees globally and sold in more than 170 countries worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some situations, you can identify forward-looking statements by words such as “approximately,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases to identify forward-looking statements. These forward-looking statements include, among others, statements about the potential market opportunity resulting from the acquisition of the Sonoma-Cutrer and associated business strategy, the Company’s ability to better address certain markets, expand its capabilities and position in the industry and extend its product offerings to better serve our customers, as well as the potential financial benefits derived by and financial impact to the Company from the acquisition. All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting, including: risks associated with transactions generally; the failure to consummate or delay in consummating the transaction for other reasons; the risk that a condition to closing of the transaction may not be satisfied; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted following announcement of the transaction; failure to retain key management and employees of Sonoma-Cutrer; issues or delays in the successful integration of Sonoma-Cutrer’s operations with those of the Company, including incurring or experiencing unanticipated costs and/or delays or difficulties; unfavorable reaction to the transaction by customers, competitors, suppliers and employees; unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities, as well as management’s response to any of the aforementioned factors; and additional factors discussed in the Company’s filings with the SEC.

The forward-looking statements contained in this press release are based on management’s current plans, estimates and expectations in light of information currently available to the Company and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control, as well as the other factors described in Item 1A, “Risk Factors” in the Company’s 2023 10-K filed with the SEC on September 27, 2023 and other documents the Company may file with the SEC from time to time. Should one or more of these risks or uncertainties materialize or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. Any forward-looking statement made by the Company speaks only as of the date on which it is made. All future written and oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the previous statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Contacts

Investor Contact

Ben Avenia-Tapper

ir@duckhorn.com

(707) 339-9232

Media Contact

Jessica Liddell, ICR

DuckhornPR@icrinc.com

203-682-8200